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                           Exhibit 99

                         Press Release

                             Dated

                         July 27, 1998
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                          PRESS RELEASE

Today's Date - July 27, 1998                 Contact:  Bill  W. Taylor
                                             Executive Vice President,
Release Date:  Immediate                     Chief Financial Officer

                   Jacksonville Bancorp, Inc.

Jacksonville Bancorp, Inc. (JXVL - NASDAQ) has received Office of Thrift Supervision approval to repurchase up to 5% of its outstanding shares, or
120,784 shares, commencing on or about August 14, 1998.   The shares will be
purchased at the prevailing market prices from time-to-time depending on market conditions.

Jerry Chancellor, President and Chief Executive Officer, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiaries. Management believes that the repurchase of its shares represents an attractive investment opportunity which will benefit Jacksonville and its stockholders. The repurchased shares will become treasury shares available for general corporate purposes.

Jacksonville Bancorp, Inc. is the holding company for Jacksonville Savings Bank, S.S.B. and Jacksonville I. H. C. The Jacksonville Savings Bank, S.S.B. operates from its home office in Jacksonville, Texas and through its branch network in Tyler, Longview, Palestine, Athens and Rusk. At March 31, 1998, Jacksonville Bancorp, Inc. had $237.1 million in assets and stockholders equity of $34.9 million.
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